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                                                                    EXHIBIT 99.4


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                             STANDSTILL AGREEMENT

                           dated as of June 1, 1995

                                 by and among

                       CIRCUS CIRCUS ENTERPRISES, INC.,
                             a Nevada corporation,

                              MICHAEL S. ENSIGN,

                            WILLIAM R. RICHARDSON,

                               DAVID R. BELDING,

                              PETER A. SIMON II,

                                      and

                              GLENN W. SCHAEFFER







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                               TABLE OF CONTENTS
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
ARTICLE 1 - DEFINITIONS......................................................  1

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES...................................  2
  2.1  Legal Capacity........................................................  2
  2.2  Enforceability........................................................  2
  2.3  Consents, etc.........................................................  2
  2.4  Conflicting Agreements and Other Matters..............................  2

ARTICLE 3 - STANDSTILL.......................................................  3

ARTICLE 4 - GENERAL PROVISIONS...............................................  4
  4.1  Entire Agreement......................................................  4
  4.2  No Third-Party Beneficiaries..........................................  4
  4.3  Notices...............................................................  4
  4.4  No Assignment; Binding Effect.........................................  5
  4.5  Severability..........................................................  5
  4.6  Survival of Agreement.................................................  5
  4.7  Governing Law.........................................................  5
  4.8  Counterparts..........................................................  5

                                      i
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                             STANDSTILL AGREEMENT
                             --------------------


     THIS STANDSTILL AGREEMENT, dated as of June 1, 1995 (this "Agreement"), is made and entered into by and among CIRCUS CIRCUS ENTERPRISES, INC. a Nevada corporation (the "Company"), and each of MICHAEL S. ENSIGN, an individual ("Ensign"), WILLIAM A. RICHARDSON, an individual ("Richardson"), DAVID R. BELDING, an individual ("Belding"), PETER A. SIMON II, an individual ("Simon" and collectively with Ensign, Richardson and Belding, the "Target Company Shareholders"), and GLENN W. SCHAEFFER, an individual ("Schaeffer" and collectively with all other individuals party hereto, the "Investors").

                                   RECITALS
                                   --------

     WHEREAS, the Company, the Target Company Shareholders, M.S.E. INVESTMENTS, INCORPORATED, a Nevada corporation, LAST CHANCE INVESTMENTS, INCORPORATED, a Nevada corporation, GOLDSTRIKE INVESTMENTS, INCORPORATED, a Nevada corporation, DIAMOND GOLD, INC., a Nevada corporation, GOLD STRIKE AVIATION, INCORPORATED, a Nevada corporation, GOLDSTRIKE FINANCE COMPANY, INC., a Nevada corporation, and OASIS DEVELOPMENT CO., a Nevada corporation, are entering into an Agreement and Plan of Merger, dated as of March 19, 1995, as amended, (the "Agreement and Plan of Merger"); and

     WHEREAS, as an inducement for certain parties to enter into the Agreement and Plan of Merger and to consummate the transactions contemplated thereby, each of the Investors and the Company has agreed to enter into this Agreement.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     The following defined terms shall, unless the context requires otherwise, have the meanings ascribed in this Article 1:

          "BOARD" shall mean the Board of Directors of the Company.

          "CLOSING DATE" shall mean the June 1, 1995.

          "EQUITY SECURITIES" shall mean all capital stock of the Company, all securities convertible into any such stock, and all securities carrying any warrant or right to subscribe to or purchase any such stock, or any such warrant or right.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto.

          "INVESTOR AFFILIATES" shall mean the "affiliates" (as such term is defined in Rule 12b-2 promulgated pursuant to the Exchange Act) of any Investor.

          "INVESTOR REPRESENTATIVES" shall mean the directors, officers, employees, agents or representatives of the Investors and the Investor Affiliates.

          "PERSON" shall mean any individual, firm, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or other entity.

          "PROHIBITED ACTIONS" shall mean the actions set forth in clauses (a) through (i) of the first paragraph of Article 3.


                                   ARTICLE 2
                       REPRESENTATIONS AND WARRANTIES OF
                             EACH OF THE INVESTORS

     Each of the Investors represents and warrants to the Company as of the date hereof as follows:

     2.1 LEGAL CAPACITY. Each Investor has full legal right, power, capacity and authority to execute and deliver this Agreement, to carry out the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.

     2.2 ENFORCEABILITY. This Agreement has been duly and validly executed and delivered by each of the Investors and constitutes a legal, valid and binding obligation of each of the Investors enforceable against such Investors in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2.3 CONSENTS, ETC. None of the Investors is required to obtain any consent, order, permit, approval or authorization of, or to make any declaration or filing with, any governmental authority or entity or other agency as a condition to or in connection with the valid execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, for such consents, orders, permits, approvals, authorizations, declarations or filings (a) as have been made or have been obtained prior to the date hereof or (b) the absence of which, or the failure to make or obtain which, would not prevent the performance and completion of the transactions contemplated hereby or materially and adversely affect any of the Investors' ability to perform its obligations hereunder.

     2.4 CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the execution and delivery of this Agreement nor the performance by each of the Investors of its obligations hereunder will conflict with, result in a default of the terms, conditions or provisions of, or constitute a default under, any mortgage,

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agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which any of the Investors or any of their respective properties are subject, except, in each case, for such defaults, individually or in the aggregate, as would not prevent the consummation of the transactions contemplated hereby or materially and adversely affect any of the Investors' ability to perform its obligations hereunder.

                                   ARTICLE 3
                                  STANDSTILL

     For a period beginning on the Closing Date and terminating on the fifth anniversary of the Closing Date, none of the Investors, the Investor Affiliates nor the Investor Representatives, acting alone or as part of any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall, directly or indirectly, unless specifically requested to do so in writing in advance by the Board :

     (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) of more than
9.9 percent of the outstanding Equity Securities or any rights or options to acquire any such ownership (including from a third party); provided, that this
                                                           --------
clause (a) shall not be deemed to be violated by any Investor as a result of an increase in the percentage Equity Securities owned by such Investor in connection with the purchase of Equity Securities by the Company, a recapitalization of the Company or any other similar action taken by the Company;

     (b) make, or in any way knowingly participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote or seek to advise or influence in any manner whatsoever a Person with respect to the voting of any securities of the Company;

     (c) form, join, or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company;

     (d) otherwise act, whether alone or in concert with others, to seek to propose to the Company or any of its stockholders any merger, business combination, restructuring, recapitalization or similar transaction to or with the Company;

     (e) otherwise act, whether alone or in concert with others, to seek to control, change or influence the management, Board or policies of the Company, or nominate any Person as a Director of the Company who is not nominated by the then incumbent Directors, or propose any matter to be voted upon by the stockholders of the Company;

     (f) solicit, negotiate with, or provide any information to, any Person with respect to a merger, exchange offer or liquidation of the Company or any other acquisition of the Company, any acquisition or voting securities of or all or any portion of the assets of the Company, or any other similar transaction;

     (g) announce an intention to, or enter into any discussion, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing;

     (h) disclose any intention, plan or arrangement inconsistent with the foregoing; or

     (i) advise, assist or encourage any other Person in connection with any of the foregoing;

     Notwithstanding the foregoing, if a matter (i) requires approval by the shareholders of the Company, (ii) was presented to and approved by the Board, and (iii) was opposed by both members of the Board who were nominated by the Target Company Shareholders pursuant to Section 5.3 of the Agreement and Plan of Merger, then, in seeking to cause the shareholders of the Company to disapprove of such matter, an Investor may undertake a Prohibited Action set forth in clauses (b), (c), (e), (g), (h) and (i) with respect to such matter; provided, that if the Prohibited Action to be taken pursuant to clause (b) above is a solicitation in opposition to a proposal involving a merger, exchange offer or liquidation of the Company or any other acquisition of the Company or similar transaction, then such solicitation shall not be deemed to be a violation of clause (f) above.

     In addition, each of the Investors shall also agree during such five-year period not to (i) request the Company (or any director, officer, employee, agent or representative thereof), directly or indirectly, to amend or waive any provision of this Article 3 (including this sentence), unless such request is made privately to the Board and remains confidential and undisclosed to the public; or (ii) except as set forth in the immediately preceding paragraph, take any action that might require the Company to make a public announcement regarding a possible transaction.

     Notwithstanding the foregoing Prohibited Actions, it is understood and acknowledged that any one or more of the Investors may be members of the Board or may be officers of the Company and that the foregoing provisions of this
Article 3 shall not be construed as limiting in any way any such Person from participating fully in such capacity as a member of the Board or as "senior management" of the Company, respectively.

     It is further understood that the provisions of this Agreement shall supercede the provisions of the confidentiality and standstill agreement dated March 17, 1995, among the Company and Ensign, Richardson, Belding and Schaeffer.

                                   ARTICLE 4
                              GENERAL PROVISIONS

     4.1 ENTIRE AGREEMENT. This Agreement, including all exhibits and schedules hereto, and the Agreement and Plan of Merger, including all exhibits and schedules hereto, contain the sole and entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties hereto with respect to such subject matter.

     4.2 NO THIRD-PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

     4.3 NOTICES. Unless otherwise specifically provided herein, all notices, demands, consents, waivers and other communications required or permitted by the terms of this Agreement shall be in writing, and any notice shall become effective three (3) days after deposit in the United States mails, first class postage prepaid, or one (1) day after delivery to an overnight courier or express company or immediately upon delivery by hand or in the form of telecopy, telegram or other electronic means of communication that produces a written copy, and, if mailed or delivered by courier, express company or hand, shall be addressed as indicated in Section 9.3 of the Agreement and Plan of Merger or
Section 6.8 of the Exchange Agreement, dated as of March 19, 1995, by and between, among others, the Company and Schaeffer, as the case may be.

     4.4 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest, duty or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, and any attempt to assign this Agreement or any right, interest, duty or obligation hereunder without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     4.5 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

     4.6 SURVIVAL OF AGREEMENT. The representations, warranties and agreements of the parties provided for in this Agreement, and the parties' obligations under any and all thereof, shall survive the Closing and shall be and continue in effect, notwithstanding any investigation made by any party, from and after the Closing Date.

     4.7 GOVERNING LAW. This Agreement has been negotiated and executed and shall be performed in the State of Nevada and shall be governed and construed by the laws of such State, without giving effect to the conflicts of laws principles thereof.

     4.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                          [Signature pages to follow]

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    IN WITNESS WHEREOF, each party has executed this Agreement as of the date first above written.

                              CIRCUS CIRCUS ENTERPRISES, INC.,
                              a Nevada corporation



                              By  /s/ Clyde T. Turner
                                ____________________________________________
                                Name: Clyde T. Turner
                                Title: President and Chief Executive Officer


                                     /s/ Michael S. Ensign
                              ______________________________________________
                                 Michael S. Ensign, individually
                                 and on behalf of his Investor Affiliates
                                 and Investor Representatives


                                     /s/ William A. Richardson
                              ______________________________________________
                                 William A. Richardson, individually
                                 and on behalf of his Investor Affiliates
                                 and Investor Representatives


                                     /s/ David R. Belding
                              ______________________________________________
                                 David R. Belding, individually
                                 and on behalf of his Investor Affiliates
                                 and Investor Representatives


                                     /s/ Peter A. Simon II
                              ______________________________________________
                                 Peter A. Simon II, individually
                                 and on behalf of his Investor Affiliates
                                 and Investor Representatives

                                     /s/ Glenn W. Schaeffer
                              ______________________________________________
                                 Glenn W. Schaeffer, individually
                                 and on behalf of his Investor Affiliates
                                 and Investor Representatives

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